RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109
                                -------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on May 15, 2007

                             TO THE STOCKHOLDERS OF
                          RIVIERA HOLDINGS CORPORATION

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Riviera Holdings Corporation, a Nevada corporation, will be held at the Riviera Hotel and Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on May 15, 2007, at 11:00 a.m., Las Vegas time, for the following purposes:
1. To elect our Board of Directors; and
2. To consider and act upon such other matters as may properly come before the Annual Meeting or any re-convenings thereof.

         We have fixed April 3, 2007 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (including any re-convenings thereof). Only holders of record of our common stock at the close of business on that date are entitled to vote at the Annual Meeting. A complete list of those stockholders can be examined by any such stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, at our offices located at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

         Our Annual Report for the year ended December 31, 2006, which includes a copy of our annual report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2006, is enclosed.

                                     By Order of the Board of Directors,



                                     William L. Westerman
                                     Chairman of the Board

Dated: April 12, 2007


YOU ARE URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF THE PROXY IS MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED.

                    ANNUAL MEETING OF STOCKHOLDERS OF

                     RIVIERA HOLDINGS CORPORATION
                              May 15, 2007


                      Please date, sign and mail
                        your proxy card in the
                      envelope provided as soon
                             as possible.


      Please detach along perforated line and mail in the envelope provided.


--------------------------------------------------------------------------------------------------
          The Board of Directors recommends a vote FOR the nominees for directors
 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR
                              BLACK INK AS SHOWN HERE [X]
--------------------------------------------------------------------------------------------------

1.Election of the following Five Nominees as    2.In their discretion, the proxies are authorized
  Directors of the Company.                       to vote upon such other matters as may properly
                         NOMINEES:                come before the Annual Meeting.
 [ ]FOR ALL NOMINEES     O William L. Westerman
                         O Jeffrey A. Silver     IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF
 [ ]WITHHOLD AUTHORITY   O Paul A. Harvey        COMMON STOCK COVERED HEREBY WILL BE VOTED AS
    FOR ALL NOMINEES     O Vincent L. DiVito     SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE,
                         O James N. Land Jr.     SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES
 [ ]FOR ALL EXCEPT                               FOR DIRECTOR, AND AS THE PROXIES DEEM ADVISABLE
 (See instructions below)                        ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE
                                                 THE ANNUAL MEETING.

                                                 The undersigned hereby revoke(s) all previous
INSTRUCTION: To withhold authority to vote       Proxies and acknowledge(s) receipt of the copy
for any individual nominee(s), mark "FOR ALL     of the Notice of Annual Meeting dated April 12,
EXCEPT" and fill in the circle next to each      2007, the Proxy Statement attached thereto and the
nominee you wish to withhold, as shown here:     Annual Report of the Company the address for the
--------------------------------------------     fiscal year ended December 31, 2006 forwarded
                                                 therewith.

                                                 PLEASE MARK, SIGN AND RETURN THIS PROXY PROMPTLY
                                                 USING THE ENCLOSED ENVELOPE.

--------------------------------------------
To change the address on your account, please
check the box at right and indicate your new
address in the space above. Please note that
changes to the registered name(s) on the
account may not be submitted via this
method.[ ]
---------------------------------------------
Signature of Stockholder_____________ Date:_____ Signature of Stockholder______________ Date:_____


Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                       RIVIERA HOLDINGS CORPORATION
                      2901 Las Vegas Boulevard South,
                        Las Vegas, Nevada 89109
                PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON
                               May 15, 2007
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitute(s) and appoint(s) William L. Westerman and Tullio J. Marchionne, and each of them, as proxies, with full power of substitution, to vote all shares of Common Stock of Riviera Holdings Corporation (the "Company") which the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Riviera Hotel & Casino, 2901 Las Vegas Boulevard South, Las Vegas, NV 89109, on Tuesday, May 15, 2007, at 11:00 a.m., Las Vegas time, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

                (Continued and to be signed on reverse side)

                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109


                                 PROXY STATEMENT
                       for Annual Meeting of Stockholders
                           to be held on May 15, 2007

                                                                April 12, 2007

TO THE STOCKHOLDERS:

         Our Board of Directors is soliciting proxies for our 2007 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

         In this Proxy Statement:

o "We," "Us," "Our" and the "Company" refers to Riviera Holdings Corporation (a Nevada corporation);

o "Annual Meeting" means our 2007 Annual Meeting of Stockholders that will be held on Tuesday, May 15, 2007, at 11:00 a.m. Las Vegas time, at the Riviera Hotel and Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109;

o  "Common Stock" means our common stock, par value $.001 per share; and

o "Stockholders" means holders of record of our Common Stock as of the close of business on April 3, 2007.

         Our principal executive offices are located in the Riviera Hotel and Casino at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Our 2006 Annual Report, this Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about April 12, 2007.

         Stockholders are entitled to one vote at the Annual Meeting for each outstanding share of our Common Stock that they hold as of April 3, 2007 (the "Record Date"). At the close of business on March 29, 2007, 12,463,755 shares of our Common Stock were outstanding.

         We request each Stockholder to execute and return the enclosed proxy as soon as possible. The person who signs the proxy must be either (1) the registered holder of such shares of our Common Stock or (2) a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other business entity, or any other person acting in a fiduciary or representative capacity on behalf of such registered holder. You can revoke your proxy at any time before it is voted, if so desired, by filing with the Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any proxy revocation should be sent to Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Secretary. Your attendance at the Annual Meeting will not by itself constitute revocation of your proxy.

         We are paying all costs of the solicitation of proxies, including the expenses of printing and mailing to Stockholders this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the enclosed proxy card and the Annual Report. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission (the "SEC"), in sending proxies and proxy materials to the beneficial owners of our Common Stock. Our directors, officers and employees may also solicit proxies in person, or by mail, e-mail or telephone, but such persons will receive no compensation for that work, other than their normal compensation.


                          PURPOSE OF THE ANNUAL MEETING

At the Annual Meeting, the Stockholders will consider and vote on:

1. the election of five directors to hold office until our next annual meeting of stockholders and until their respective successors have been elected and qualified, or until resignation or removal; and

2.  such other matters as may properly come before the Annual
    Meeting.

                             VOTE REQUIRED; PROXIES

         The presence in person or by proxy of holders of a majority of the shares of our Common Stock outstanding and entitled to vote as of the Record Date is required for a quorum at the Annual Meeting. If a quorum is present, the five director nominees who receive the highest number of votes will be elected to our Board of Directors.

         For any other matters submitted to Stockholders at the Annual Meeting, if a quorum is present, the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting will be required for approval. Consequently, abstentions and "non-voted" shares, as described below in this section, will have the same effect as a vote against any such other matters submitted at the Annual Meeting.

         Shares of our Common Stock represented by properly executed proxies that have not been revoked will be voted in accordance with the instructions in such proxies. If no contrary instructions are given, such shares will be voted:
(1) FOR the election of all nominees for director named in this Proxy Statement; and (2) in the discretion of the persons named as proxy holders as to any other matters that may properly come before the Annual Meeting.

         It is possible that our shares held in the names of brokers or other Stockholder nominees could be voted on certain matters but not others. This would occur, for example, when the broker or nominee does not have discretionary authority to vote the shares and is instructed by the beneficial owner to vote on a particular matter but is not instructed on other matters. These are known as "non-voted" shares. Non-voted shares will be counted for determining whether a quorum is present, but will not be voted on matters as to which the beneficial owner has given no voting instructions.

         Shares of Common Stock may be voted under certain circumstances if they are held in the name of a brokerage firm or nominee. Brokerage firms and nominees that are members of the American Stock Exchange ("AMEX") have authority under AMEX's rules to vote their customers' shares on certain "routine" matters if the customers have not furnished voting instructions within a specified period prior to the stockholders' meeting. Under these rules, the election of directors is considered to be a "routine" matter.

                                 PROPOSAL NO. 1
                              Election of Directors
                             (Item 1 on Proxy Card)

         Our Board of Directors consists of five members, all of whom have been nominated for election at the Annual Meeting. If elected, they will hold office until the next annual meeting of our Stockholders and until their respective successors have been elected and qualified, or until resignation or removal.

Directors

         The following table presents information as of March 29, 2007 regarding the five nominees for director:

 Name                    Age    Position

 William L. Westerman    75     Our  Chairman  of  the  Board,  Chief Executive
                                Officer  ("CEO")  and President;   Chairman of
                                the Board  and  CEO  of  Riviera   Operating
                                Corporation ("ROC"), our wholly-owned subsidiary

 Jeffrey A. Silver       61     Our and ROC's director

 Paul A. Harvey          69     Our and ROC's director

 Vincent L. DiVito       47     Our and ROC's director

 James N. Land, Jr.      77     Our and ROC's director

         The following is a summary description of the business experience of each of our current directors:

         William L. Westerman has been our Chairman of the Board and CEO since February 1993. Mr. Westerman was a consultant to Riviera, Inc. (our predecessor company) from July 1, 1991 until he was appointed Chairman of the Board and CEO of Riviera, Inc. on January 1, 1992. From 1973 to June 30, 1991, Mr. Westerman was President and CEO of Cellu-Craft Inc., a manufacturer of flexible packaging primarily for food products, and then had several positions with Alusuisse, a multi-national aluminum and chemical company, following its acquisition of Cellu-Craft in 1989.

         Jeffrey A. Silver has been one of our and ROC's directors since February 26, 2001. Mr. Silver is a shareholder with the law firm of Gordon & Silver, Ltd., in Las Vegas, Nevada. Mr. Silver served as the Chief Deputy District Attorney, Clark County, Nevada from 1972 to 1975 and was a Board Member with the Nevada Gaming Control Board from 1975 to 1978 before engaging in the private practice of law from 1979 to 1981 and 1984 to the present. Mr. Silver was the Chief Operating Officer ("COO") and General Counsel of the Landmark Hotel & Casino from 1981 to 1983, CEO of Riviera, Inc. from 1983 to 1984 and Senior Vice President of Caesars Palace in 1984. Mr. Silver served on the Board of the Las Vegas Convention and Visitors Authority from 1989 to 1992 as Secretary/Treasurer and also served as trustee. He was a member of the Board of Directors of the Greater Las Vegas Chamber of Commerce from 1988 to 1995 and in 1988 was its Chairman. Mr. Silver served for four years as a member of the United States Travel and Tourism Advisory Board. He was President of the International Association of Gaming Attorneys from 1992 to 1994 and Chairman of the American Bar Association Section of Gaming Law from 1994 to 1996.

         Major General Paul A. Harvey, USAF (Ret.) has been one of our and ROC's directors since May 18, 2001. General Harvey is a consultant to the gaming, hotel and resort industry. General Harvey spent 32 years on active duty in the United States Air Force where he held numerous command positions throughout the United States, Europe, Africa and the Middle East. He flew 160 combat missions in Vietnam and Southeast Asia before retiring in 1991 as a command pilot with over 5,000 flying hours. Following retirement, he was an Executive in Residence and Assistant to the President of William Carey College and taught MBA studies in management and leadership. General Harvey was the Executive Director of the Mississippi Gaming Commission from 1993 through 1998 before becoming President and CEO of Signature Works, Inc., the largest employer of blind and visually impaired people in the world. In 2000 Signature Works, Inc. merged with LCI, Inc. His present company, PDH Associates, Inc., provides consulting service to the gaming, hotel and resort industry. Since 1996, General Harvey has served on the board of directors of the National Center for Responsible Gaming. He also serves on the board of directors of Vending Data Corporation which is headquartered in Las Vegas, Nevada and is an AMEX-listed company, and on the board of directors of Progressive Gaming International Corporation (formerly known as Mikohn Gaming Corporation), also headquartered in Las Vegas, Nevada and a publicly reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). General Harvey is also a Commissioner on the Mississippi Band of Choctaw Indians Athletic and Boxing Commission.

         Vincent L. DiVito was appointed as one of our and ROC's Directors effective June 14, 2002. Mr. DiVito is Vice President, Chief Financial Officer ("CFO") and Treasurer of Lonza, Inc., a global specialties chemical business headquartered in Allendale, New Jersey. Lonza, Inc. is part of Lonza Group, whose stock is traded on the Swiss Stock Exchange. Prior to September 2000, Mr. DiVito was Vice President and CFO of Algroup Wheaton, a global pharmaceutical and cosmetics packaging company, after having served as the Director of Business Development. From 1984 to 1990 Mr. DiVito was Vice President of Miracle Adhesives Corp. (a division of Pratt & Lambert, an AMEX-listed manufacturer of paints, coatings and adhesives). He also serves on the board of directors of Vending Data Corporation, which is headquartered in Las Vegas, Nevada and is an AMEX-listed company. Prior to 1984, Mr. DiVito spent two years on an audit team at Ernst & Whinney (now Ernst & Young). Mr. DiVito is a certified public accountant and certified management accountant.

         James N. Land, Jr., is a corporate consultant and was appointed as one of our and ROC's directors on April 12, 2004. Mr. Land was first elected as one of our and ROC's directors on January 21, 1999 and served in that capacity until May 31, 2002. From 1956 to 1976, Mr. Land was employed by The First Boston Corporation in various capacities, including Director, Senior Vice President, Co-Head of Corporate Finance, and head of International Operations. From 1971 through 1999, he served as a director of various companies, including Kaiser Industries Corporation, Marathon Oil Company, Castle & Cooke, Inc., Manville Corporation, Northwest Airlines Corporation, and Raytheon Company.

Executive Officers

         The following table presents information as of March 29, 2007 regarding our and ROC's executive officers:

Name                     Age    Position

William L. Westerman     75     Our Chairman of the Board, CEO and President;
                                Chairman of the Board and CEO of ROC
Mark B. Lefever          42     Our and ROC's Treasurer and CFO;  Executive Vice
                                President - Finance of ROC
Tullio J. Marchionne     52     Our  and  ROC's  Secretary  and General Counsel;
                                Executive  Vice President of ROC
Robert A.Vannucci        59     President and COO of ROC

         For a description of the business experience of William L. Westerman, see "Directors" above.

         Mark Lefever became our and ROC's CFO and Treasurer and ROC's Executive Vice President-Finance on May 22, 2006. From May 2004 to April 2006, Mr. Lefever was Senior Vice President and CFO of Resorts International Hotel & Casino, Inc., located in Atlantic City, New Jersey. From 2001 until December 2003, Mr. Lefever was General Manager and Vice President of 29 Palms Enterprises, an operating company for the former Trump 29 Casino, a California Native American casino located in the greater Palm Springs area. Prior to that, Mr. Lefever served initially as Vice President and CFO and later as COO of the Desert Inn Resort & Casino from 1997 through 2000. Mr. Lefever's gaming career began in Tunica, Mississippi as the Vice President and CFO of Sheraton Casino from 1996 through 1997. Prior to his gaming positions, Mr. Lefever spent 10 years in the audit and business advisory practice with Arthur Andersen LLC. He is a member of the New Jersey Society of Certified Public Accountants.

         Tullio J. Marchionne became our General Counsel on January 10, 2000, was appointed as our and ROC's Secretary on February 17, 2000 and was elected Vice President of ROC on February 26, 2001 and Executive Vice President in June of 2005. Mr. Marchionne was initially employed by Riviera, Inc., in June 1986 as a casino dealer and served in various capacities including Pit Manager, General Counsel and Director of Gaming Administration until September 1996, when he was transferred to the Four Queens Hotel and Casino as Director of Casino Operations pursuant to the management agreement our subsidiary had with the Four Queens. He served in that position until May 1997. Mr. Marchionne served as the General Manager of the Regency Casino Thessaloniki, located in Thessaloniki, Greece, from June 1997 until December 1997. Mr. Marchionne served as a Casino Supervisor with Bally's Las Vegas from February 1998 until June 1998, Director of Casino Operations at the Maxim Hotel and Casino in Las Vegas from June 1998 until November 1998 and Director of Table Games at the Resort At Summerlin from November 1998 until December 1999.

         Robert A. Vannucci was elected Vice President of Marketing and Entertainment of ROC on April 26, 1994, Executive Vice President of Marketing and Entertainment on July 1, 1998 and President of ROC on October 1, 2000. Mr. Vannucci had been Director of Marketing of ROC since July 19, 1993. Mr. Vannucci was Senior Vice President of Marketing and Operations at the Sands Casino Hotel in Las Vegas from April 1991 to February 1993. He was Vice President and General Manager of Fitzgerald's Las Vegas (a casino/hotel) from 1988 to January 1991.

         Our and ROC's officers serve at the discretion of our and ROC's respective Boards of Directors, and they are also subject to the licensing requirements of the Nevada Gaming Commission.

Transactions with Related Persons

         Jeffrey A. Silver, a director and Chairman of our Compensation Committee, is a shareholder in the law firm of Gordon & Silver, Ltd., which we retained for various legal matters during our last fiscal year and which we have retained in our current fiscal year. During 2006, we paid $551,000 to Gordon & Silver, Ltd. for legal fees and related expenses.

          Because our shareholders disapproved the merger agreement with RAH at a time when a competing proposal to acquire us had been announced and had not been withdrawn, we could be liable to RAH for a Topping Fee of approximately $7.9 million if, within 12 months after the August 29, 2006 termination date of the merger agreement, we enter into a definitive agreement with a third party with respect to the consummation of a Takeover Proposal or a Takeover Proposal is consummated. A Takeover Proposal includes a proposal for the acquisition of 30% or more of our assets or more than 30% of our outstanding Common Stock or the stock of any of our subsidiaries or for the acquisition of us or any of our subsidiaries through a merger or other business combination.

         Please see the "Stock Ownership of Certain Beneficial Owners and Management" section of this proxy statement for information concerning the beneficial ownership of Common Stock as of March 29, 2006 by RAH's owners and their affiliates. We have identified them in that section as the Flag Parties, the Torino Parties, the Sternlicht/Starwood Parties and the High Desert/Bluhm/Carlin Parties.

         Other than as noted above, there were no reportable relationships or transactions for 2006.

         Although not in writing, our Board of Directors engages in discussions regarding related party transactions reflecting our Board's understanding of policies and procedures which gives our Board the power to approve or disapprove potential related party transactions of our directors and executive officers, their immediate family members and entities where they hold a 5% or greater beneficial ownership interest. Our Board is charged with reviewing all relevant facts and circumstances of a related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and the extent of the related party's interest in the transaction.

         When our Board of Directors deliberated over the merger proposal by RAH which was rejected by our shareholders at the re-convening of our 2006 Annual Meeting, RAH being a 5% shareholder, our Board did not apply any policies or procedures in its review of the RAH proposal that it would not have applied if the merger was proposed by a shareholder who did not hold a 5% or greater beneficial ownership interest.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock ("10% Shareholders") to file with the SEC certain reports regarding Common Stock ownership. Such persons are required to furnish us with copies of all such reports they file. Based solely on our review of such reports that were furnished to us and written representations made to us by reporting persons in connection with certain of these reporting requirements, we believe that all of the reporting persons met their Section 16(a) reporting obligations on a timely basis during 2006, except as reported below.

         BCB Consultants, LLC and Brian C. Black made a late filing of Form 3 to report their status as 10% Shareholders. Each of Lamb Partners, LLC; Lamb Investors, Inc.; LAMB, LLC; Neil Bluhm; ONIROT Living Trust dated 6/20/2000; Brett Torino; Flag Luxury Properties, LCC; MJX Flag Associates, LLC; Flag Leisure Group, LLC; Sillerman Real Estate Ventures, LLC; LMN 134 Family Company LLC; Robert Sillerman; and Paul Kanavos, in their status as 10% Shareholders, made a late filing of a Form 4 to report one Common Stock transaction.

Director Independence

         We have adopted Corporate Governance Guidelines and a Code of Conduct applicable to each of our directors, officers and employees. Our Corporate Governance Guidelines and Code of Conduct are posted on our Internet website at www.rivierahotel.com under the "Investor Relations" link on our home page. The non-management members of our Board of Directors regularly meet in executive sessions in conjunction with each regularly scheduled meeting of the Board.

         A majority of our directors are independent directors, based on AMEX's standards that apply to us. Our Board of Directors determines whether a director is independent through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship between the Company and a director not merely from the director's standpoint, but also from the standpoint of persons or organizations with which the director has an affiliation. In making its determination, our Board of Directors adheres to the standards of the SEC and AMEX.

         Using these standards, and based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has affirmatively determined that Messrs. Harvey, DiVito and Land do not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and therefore they each qualify as independent directors. Mr. Westerman, an executive officer of the Company, and Mr. Silver, due to his position with Gordon & Silver, Ltd., have not been determined to be independent.

       Our Board of Directors committees include standing Audit and Compensation Committees.

         Our Audit Committee is comprised of three members, each whom we have determined to be independent, based on AMEX's standards that apply to us. Our Board of Directors has determined that Mr. DiVito, Chairman of the Audit Committee, is an "audit committee financial expert" as defined by the rules and regulations of the SEC.

         Our Compensation Committee is comprised of three members. Of those three members, we have determined that Messrs. Harvey and DiVito meet AMEX's independence standards that apply to directors and Mr. Silver does not.

         As discussed below, our entire Board of Directors serves as our nominating committee. As explained above, three of our directors meet AMEX's independence standards and two do not.

 Board of Directors and Committee Meetings and Attendance

         We have a separately-designated standing Audit Committee, established in accordance with section 3(a)(58)(A) of the Exchange Act. Our Audit Committee is composed of Messrs. DiVito, Harvey and Land. Our Audit Committee recommends to our Board of Directors the selection of an auditor, reviews the plan and scope of our audits, reviews the auditors' critique of management and internal controls and management's response to such critique and reviews the results of our audit. In 2006 our Audit Committee met eight times.

         We have a Compensation Committee composed of Messrs. Silver, Harvey and DiVito. Our Compensation Committee is responsible for recommending executive compensation programs to our Board of Directors and for approving all compensation decisions with respect to our CEO and his compensation recommendations for our other executive officers. In 2006 our Compensation Committee met four times.

         Our full Board of Directors serves as our nominating committee. See "Nominating Committee" below for further information.

         In 2006, our Board of Directors held 24 meetings. No member of our Board of Directors attended in 2006 less than 75% of the aggregate of (1) the number of meetings of our Board of Directors and (2) the total number of meetings held by all committees on which he served.

         We strongly encourage members of our Board of Directors to attend all of our annual meetings of stockholders. All of the members of our Board of Directors were in attendance in person at our 2006 annual meeting of stockholders held on August 8, 2006 and in attendance either in person or via telephone hook-up at the reconvening of the 2006 annual meeting on August 29, 2006.

Nominating Committee

         Our entire Board of Directors serves as our nominating committee. Director nominations are decided upon by our Board of Directors after it receives the recommendations of a majority of our directors who meet the AMEX independence requirements that apply to us for the director nomination process. Three of our five directors who are standing for re-election meet those AMEX independence requirements. We do not have a charter governing the recommendation or nomination process, nor do we have a policy regarding director candidates recommended by our stockholders. That is because historically, we have rarely been contacted by outside stockholders who have expressed an interest in serving on our Board of Directors or in recommending candidates to serve in that capacity. Given this lack of activity, we have seen no need to adopt any specific policies on this subject, nor have we established specific standards for evaluating director candidates recommended by our stockholders, as compared with our standards for evaluating director candidates recommended by other persons.

         In order for us to nominate a candidate for our Board of Directors, the candidate must have a strong business background and display a sense of leadership. We believe that each member of our Board of Directors should possess certain skills that complement the skills of the other members, so as to achieve our overall goal of having a well-rounded Board of Directors. Qualities and skills necessary for consideration are a financial, legal or business background or demonstrated leadership abilities.

Audit Committee

         In accordance with its written charter adopted by our Board of Directors, our Audit Committee assists our Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our Audit Committee charter is posted on our Internet website at www.rivierahotel.com under the "Investor Relations" link on our home page.

         During our fiscal year ended December 31, 2006, our Audit Committee met eight times, and our Audit Committee chairman, as representative of the Audit Committee, discussed the interim financial information contained in each of our quarterly earnings announcements with our CFO and independent auditors prior to public release.

         In discharging its oversight responsibility as to the audit process, our Audit Committee obtained from our independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors' independence, consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence. Our Audit Committee specifically addressed, discussed and concluded that our independent auditors' provision of non-audit services was compatible with maintaining the auditors' independence. Our Audit Committee also discussed with our management, our internal auditors and our independent auditors the quality and adequacy of our internal controls and our internal audit function's organization, responsibilities, budget and staffing. Our Audit Committee reviewed with both the independent auditors and our internal auditors their audit plans, audit scope, and identification of audit risks.

         Our Audit Committee discussed and reviewed with our independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU Section 380), and with and without our management present, discussed and reviewed the results of the independent auditors' examination of our financial statements. Our Audit Committee also discussed with our full Board of Directors the results of the internal audit examinations.

         Our Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2006, with our management and with our independent auditors. Our management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

         Based on the above-mentioned review and discussions with our management and with the independent auditors, our Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC. Our Audit Committee also recommended the engagement Deloitte & Touche, our independent auditors, to prepare our 2006 tax returns and our Board of Directors accepted our Audit Committee's recommendation.

Date:             April 11, 2007          Vincent L. DiVito           Chairman
                                          Paul A. Harvey              Member
                                          James N. Land, Jr.          Member

Compensation Committee

         Although we do not have a Compensation Committee charter, our Compensation Committee endeavors to ensure that the compensation program for our executive officers is effective in attracting and retaining key executives responsible for our success and is tailored to promote our and our stockholders' long-term interests. The 2006 executive officer compensation program was principally comprised of base salary, the Incentive Compensation Program, a 401(k) plan, and the Restricted Stock Plan.

         We do not provide any executive officer or director with a gross-up or other reimbursement for tax amounts he might pay under Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related Internal Revenue Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain limits, and that the Company or our successor could lose a tax deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes in the event that an executive officer, director or service provider receives "deferred compensation" that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, we structured our Deferred Compensation Plan and equity awards in a manner intended to comply with the applicable Section 409A requirements.

         In determining which elements of compensation are to be paid, and how they are weighted, we take into account whether a particular form of compensation will be considered "performance-based" compensation for purposes of
Section 162(m) of the Internal Revenue Code. Under Section 162(m), we generally receive a tax deduction for compensation paid to any of our executive officers only if the compensation is less than $1 million during any fiscal year or is "performance-based" under Section 162(m). Both our 2005 Incentive Stock Option Plan (the "Employee Plan") and Incentive Compensation Program permit us to pay compensation that is "performance-based" and thus fully tax-deductible. Our Compensation Committee intends to continue seeking a tax deduction for all of our executive compensation, to the extent we determine it is in our best interests to do so. All of the stock options granted to our executive officers qualify under Section 162(m) as performance-based compensation. Some of the restricted stock and performance shares granted to our executive officers do not qualify as performance-based compensation, but the options we may grant to executives are intended to qualify as performance-based compensation under
Section 162(m).

         Our Compensation Committee reviews all principal aspects of executive compensation, including base salaries and short-term and long-term incentives. Our Compensation Committee occasionally meets with our President and CEO, Mr. Westerman, or other executives to obtain recommendations with respect to our compensation programs, practices and compensation packages. Our Compensation Committee considers, but is not bound to and does not always accept, management's recommendations with respect to executive compensation. Our Compensation Committee has changed several of management's proposals in recent years, including fiscal 2007 proposals.

         Our Compensation Committee has the ultimate authority to determine compensation of our executive officers, but may, in its discretion, delegate any of its responsibilities. Our Compensation Committee also has authorized Mr. Westerman to make salary adjustments and bonus decisions for all employees other than executive officers under guidelines established by our Compensation Committee. Our Compensation Committee has not delegated any of its authority with respect to compensation of executive officers.

         Our Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for our CEO and his recommendations regarding the other executive officers. In particular, our Compensation Committee considers several financial performance measures, including revenue growth and net income. However, our Compensation Committee does not apply any specific quantitative formula in making compensation decisions. Our Compensation Committee also considers achievements that, while difficult to quantify, are important to our long-term success. Our Compensation Committee seeks to create a mutuality of interest between our officers and stockholders by increasing the executive officers' ownership of Common Stock through our Employee Stock Ownership Plan (the "ESOP"), Deferred Compensation Plan (the "DCP") and Restricted Stock Plan. On March 10, 2005, due to the expiration of our 1993 Employee Stock Option Plan (the "1993 Plan"), our Compensation Committee approved the Employee Plan, which was approved by our stockholders on May 17, 2005 at our 2005 annual meeting. 1,000,000 shares of our Common Stock have been allocated for the Employee Plan.

         Salary levels for our executive officers are significantly influenced by the need to attract and retain management employees with high levels of expertise. In each case, we consider personal factors, such as the individual's experience, responsibilities and work performance, and external factors, such as salaries paid by comparable companies in the gaming industry. With regard to the latter, because of the opening of new properties and expansion of existing properties on the Las Vegas Strip coupled with the growth of riverboat and dockside gaming, Native American gaming operations and the proliferation of jurisdictions in which gaming is permitted, we compete with numerous other companies for a limited pool of experienced and skilled personnel. Therefore, it is critical that we provide base salaries that are competitive in the casino industry. With respect to the personal factors, our Compensation Committee makes salary decisions in an annual review based in part on the recommendations of our CEO. This annual review considers the decision-making responsibilities of each position as well as the experience and work performance of each executive. Our CEO views work performance as the single most important measurement factor.

         The compensation of Mr. Westerman for our last completed fiscal year was set pursuant to his employment agreement described below in "Employment Agreements."

Security Holder Communications

         Our security holders may send communications to our Board of Directors by directing such communications to our Treasurer and CFO, Mark Lefever. Communications may be sent to Mr. Lefever via mail at our corporate offices located at 2901 Las Vegas Boulevard South, Las Vegas, NV 89109; via telephone or fax at (800) 362-1460 or (702) 794-9442, respectively; or via e-mail at mlefever@theriviera.com. Mr. Lefever will direct all relevant communications, as determined by Mr. Lefever and by our Secretary and General Counsel, to the appropriate director(s).

         Our Board of Directors unanimously recommends that you vote "FOR" each of the five Director nominees named above.


                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

                      Compensation Discussion and Analysis

         Overview of Compensation Program and Philosophy
         ------------------------------------------------

         Our executive compensation program is intended to meet three principal objectives: (1) attract, reward and retain executive officers and other key employees; (2) motivate these individuals to achieve short-term and long-term corporate goals that enhance stockholder value; and (3) support our core values and culture by promoting internal equity and external competitiveness. To meet these objectives, we have adopted the following overriding policies:

o Pay compensation that is competitive with the practices of other mid-cap gaming companies; and

o Pay for performance by:

     o establishing challenging performance goals for our executive officers and providing short-term incentives through an Incentive Compensation Program that is based upon achievement of these goals; and

     o providing long-term, significant incentives in the form of restricted stock, or stock options or both in order to retain individuals with the leadership abilities necessary for increasing long-term stockholder value while at the same time aligning the interests of our officers with those of our stockholders.

         These policies guide our Compensation Committee (the "Committee") in assessing the proper allocation among long-term compensation, current cash compensation and short-term bonus compensation. Other compensation considerations include our business objectives, fiduciary and corporate responsibilities, competitive practices and trends and regulatory requirements.

         In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Committee takes into consideration a number of factors related to performance, such as our EBITDA (as calculated below), earnings per share, profitability, the specific operational and financial performances of our two properties (Riviera Las Vegas and Riviera Black Hawk), competitive practices among our Peer Group (as defined below) and the effects of prior years' long-term incentives, mainly stock options which were last awarded to executives in 2002. We calculate EBITDA as follows: earnings before interest, income taxes, depreciation, amortization, equity-based compensation, asset impairment, Sarbanes-Oxley Act expenses and mergers, acquisitions and development costs, net.

         Our executive compensation program, excluding the granting of stock options, is overseen and administered by the Committee. The granting of stock options to executives is within the purview of our Stock Option Committee. Two of the three members of the Committee meet AMEX's independence standards that apply to our directors. Our Stock Option Committee is comprised of the two Committee members who meet those independence standards.

         The Committee reviews all principal aspects of executive compensation, including base salaries and short-term and long-term incentives. The Committee occasionally meets with our President and CEO, Mr. Westerman, or other executives to obtain recommendations with respect to our compensation programs, practices and compensation packages. The Committee considers, but is not bound to and does not always accept, our management's recommendations with respect to executive compensation. The Committee has changed several of our management's proposals in recent years, including fiscal 2007 proposals.

         The Committee has the ultimate authority to determine the compensation of our executive officers, except for compensation in the form of stock options, which is determined by our Stock Option Committee. The Committee may, in its discretion, delegate some or all of its authority. The Committee, though, has not delegated any such authority in recent years. The Committee has authorized Mr. Westerman to make salary adjustments and bonus decisions for all employees other than executive officers under guidelines established by the Committee.

         Elements of Compensation
         -------------------------

         There are six major elements that comprise our executive compensation program: (1) base salary; (2) annual incentive opportunities, including bonuses;
(3) long-term incentives such as equity-based awards; (4) retirement benefits under our 401(k) plan; (5) severance agreements in the event of a change in control of the Company, and (6) executive perquisites and generally available benefit programs. We have selected these elements because we consider them to be useful or necessary to meet one or more of the principal objectives of our compensation policy. For instance, we establish base salary and annual target incentives with the goal of attracting qualified executives and other key employees and adequately compensating and rewarding them for day-to-day performance. Our equity-based programs provide an incentive and reward for the achievement of long-term business objectives and retention of key executives. We believe these elements of compensation are and will continue to be effective in achieving the objectives of our compensation program. In an effort to retain key employees, the Committee has annually renewed change of control protections for certain executive officers and other key employees. Those protections would only be triggered by a change in control of the Company.

         The Committee reviews our compensation program annually, taking into account any decisions made by our Stock Option Committee regarding grants of stock options, to ensure that benefit levels remain competitive within our market. In setting compensation levels for particular executives, the Committee considers the proposed compensation package as a whole as well as each element of the compensation package. In addition, the Committee considers our stock ownership guidelines and each executive's past and expected future contributions to our business. With the exception of Messrs. Westerman and Vannucci, we do not have employment agreements with executive officers or employees. The employment agreements with Messrs. Westerman and Vannucci are discussed below under "Further Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables - Employment Agreements."

         Base Salary and Annual Incentive Opportunities

         Base salary and short-term incentive awards currently make up the significant portion of our executive compensation package. We pay awards in order to motivate executives to achieve our business goals. The Committee determines each executive's target total annual cash compensation (salary and incentive awards) after considering many factors, including executive compensation information from a group of ten similar companies we consider to be within our peer group ("Peer Group"). This review usually occurs in the first quarter of each year. The Peer Group typically includes a range of companies in the small-and mid-cap gaming industry with whom we compete for executives. For 2006, the Peer Group was comprised of companies of at least a similar size and scope of operations as we have, as measured by market capitalization, revenue, EBITDA and enterprise value. The Committee intends to use the same Peer Group for fiscal 2007. The Peer Group consists of the following companies:

     MTR Gaming Group, Inc.           Trump Entertainment Resorts, Inc.

     Monarch Casino & Resort, Inc.    Isle of Capri Casinos, Inc.

     Archon Corp.                     Colony LVH Acquisitions Inc.
                                      d/b/a Las Vegas Hilton

     Century Casinos, Inc.            Dover Downs Gaming & Entertainment, Inc.

     Resorts International Hotel &    Empire Resorts, Inc.
     Casino

         We gather data concerning compensation practices of the Peer Group generally through searches of publicly available information. Because publicly available information does not typically include information regarding target cash compensation, we rely upon compensation surveys to benchmark our target cash compensation levels versus the Peer Group. We gather Peer Group data with respect to base salary, award targets and all equity-based awards (including stock options, restricted stock and long-term cash-based awards). The Peer Group data do not include deferred compensation benefits or general, more commonly available benefits such as 401(k) plans and health care coverage.

         Our goal is to target base pay at the mid-level and total cash compensation at the upper level of the Peer Group. When determining base salary, the Committee also considers factors such as job performance, skill sets, prior experience, each executive's time in his or her position, internal consistency regarding pay levels for similar positions or skill sets, and external pressures to attract and retain executives under current market conditions. Positioning the base pay at the mid-level of our Peer Group aids us in controlling fixed costs and attracting key executives. Targeting total short-term compensation at the upper level of the Peer Group provides higher incentive compensation opportunity, rewards goal achievement and allows total short-term compensation to be more competitive as a whole. We analyze base pay and targeted short term-cash compensation to determine variances with our compensation targets, using the combination of publicly available information and survey data as described above. We have not awarded stock options to executives since 2002 and given the recent accounting ramifications and the retirement of certain executives in 2006, such options will only be granted on a selective basis going forward. Mr. Westerman does not participate in our performance-based incentive compensation programs and, therefore, his recommendations regarding performance targets are unbiased and a significant and useful tool for the Committee.
         The Committee did not change the base salary for Mr. Westerman in 2006. There were changes, however, to the compensation of Messrs. Vannucci and Marchionne during 2006. Mr. Vannucci's contract was amended from an annual $100,000 bonus in cash or restricted stock plus a matching bonus in cash or restricted stock equal to his Incentive Compensation Program award. Instead, his salary was increased by $100,000 and his eligibility for an Incentive Compensation Program award was increased from $100,000 to $200,000. Mr. Marchionne's responsibilities increased with the departure of certain executives during 2006, and Mr. Westerman recommended to the Committee a salary increase based on Mr. Marchionne's increased responsibilities. The Committee accepted Mr. Westerman's recommendation and determined that the increase was appropriate. Mark Lefever, our Treasurer and CFO, was hired in May of 2006.

         Incentive Compensation Program

         We maintain an annual Incentive Compensation Program for executives and key employees to encourage and reward achievement of our business goals and to assist in attracting and retaining key personnel. Based on the objectives described above, the Committee annually develops and approves specific performance targets for the following year under our Incentive Compensation Program, in which Messrs. Vannucci, Lefever and Marchionne participate along with approximately 80 other key employees.

         We pay cash awards under this program only when the performance goals that the Committee established prior to the applicable fiscal year are achieved. The award formula is based on the anticipated difficulty and relative importance of achieving the performance goals. A major component of the formula is EBITDA of each of our two properties (Riviera Las Vegas and Riviera Black Hawk) for property-specific personnel and combined EBITDA for corporate personnel. Accordingly, any awards paid for any given fiscal year will vary depending on actual performance. Each executive must remain an employee through the end of the year in order to be eligible for the award. The Committee has discretion to increase or decrease awards when performance goals are achieved, and to make discretionary awards when performance goals are not achieved.

         In November 2006, the Committee established the Incentive Compensation Program award formula and performance goals that will be used to determine awards in 2007. The major factor in determining whether an award will be paid will be our actual performance during 2007 versus the predetermined goals. The established goals for 2007 are based on property-level and Company EBITDA and the participant's employment position with us. Under the approved formula, the 2007 award range for Mr. Vannucci is zero to $400,000, with a target of $200,000 if the EBITDA target is achieved. For each executive officer other than Mr. Westerman and Mr. Vannucci, the range is zero to $200,000 with a target of $100,000 if the EBITDA target is achieved. All participants in our Incentive Compensation Program will have their respective awards calculated in accordance with the formula approved by the Committee.

         Long-Term Incentive Compensation

         We provide long-term, equity-based incentive compensation through awards of stock options and restricted stock that generally vest over multiple years. This form of compensation is intended to align the interests of our executives with those of our stockholders by creating an incentive for our executives to maximize stockholder value. Our equity-based compensation is also designed to encourage our executives to remain employed with us despite a very competitive labor market. Because of various reasons including accounting costs associated with awarding stock options, we target the value of our equity-based awards to be in the lower percentiles of the Peer Group.

         Although we have not granted employee stock options since 2002, we are authorized to do so under our stockholder-approved Employee Plan. Option grants approved during scheduled Stock Option Committee meetings become effective and are priced as of the date of approval or a predetermined future date. Grants approved by unanimous written consent become effective and are priced as of the date the last Stock Option Committee member's signature is obtained or as of a predetermined future date as established in the written consent. Neither the Committee nor the Stock Option Committee grants equity-based awards in anticipation of the release of material nonpublic information such as a significant earnings announcement that is likely to affect the price of our stock. Similarly, neither the Committee nor the Stock Option Committee times the release of material nonpublic information based on anticipated equity-based awards. Also, because equity-based compensation awards typically vest over a period of time, the value to recipients of any immediate increase in the price of our stock following a grant is attenuated.

         The Committee regularly monitors the environment in which we operate and makes changes to our equity-based compensation program to help us meet our goals, including achieving long-term stockholder value. In order to continue to attract and retain highly skilled executives, the Committee approved changes to our equity-based compensation program in prior years that were designed to reward our employees for hard work and long-term commitment to our success and growth. During 2006, neither stock options nor restricted shares were granted to executives or other employees. Nevertheless, we believe stock options can be an effective tool for meeting our goal of increasing long-term stockholder value by tying the value of the stock options to our performance in the future. Employees are able to profit from stock options only if our stock price increases in value over the term of the option period. Due to the recent land value escalation in Las Vegas, we believe the price of our stock is more closely tied to land values than operating performance. However, we do believe that stock option awards could help us to retain certain key executives and, therefore, stock options may be awarded on a selected basis in the future.

         The amount of options or restricted stock that we grant to each executive officer or key employee and the vesting schedule for each grant is determined by a variety of factors, including the range of equity-based awards granted by the Peer Group and our goal of having our equity-based awards fall within the lower percentiles of the Peer Group, as well as the performance rating each executive receives from Mr. Westerman, who considers a number of factors in his reviews of the performance of each executive. These include individual accomplishments, how effectively the executive reflects our values, and the feedback regarding the executive from other employees who have an interest in or are affected by the executive's job performance.

Executive Compensation

         The following table presents a summary of the compensation we paid in the years ended December 31, 2006, 2005 and 2004 to our and ROC's CEO and executive officers, including two executive officers who left our employment in 2006 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE
--------------------- ------ -------------- ------ ------------ ------ ------------ ------------ ------------ -------------

Name and Principal     Year     Salary       Bonus     Stock    Option  Non-Equity    Change in    All Other       Total
Position                                               Awards   Awards   Incentive     Pension  Compen-sation2,
                                  ($)         ($)                         Plan        Value and       (3)           ($)
                                                        ($)      ($)  Compen-sation  Non-qualified
                                                                                      Deferred        ($)
                                                                            ($)      Compen-sation
                                                                                      Earnings(4)
                                                                                          ($)
--------------------- ------ -------------- ------ ------------ ----- ------------ ------------ ------------ ---------------
William L.            2006      $1,000,000      -            -     -            -     $215,110      $29,253      $1,244,363
Westerman             2005      $1,000,000      -            -     -            -     $290,793      $30,370      $1,321,163
Our Chairman of the   2004      $1,000,000      -            -     -            -     $442,178      $29,870      $1,472,048
Board, President
and CEO; Chairman
of the Board and
CEO of ROC
--------------------- ------ -------------- ------ ------------ ----- ------------ ------------ ------------ ---------------

Robert A. Vannucci    2006     $423,265(5)      -  $163,000(6)     -      $92,500            -      $10,307        $689,072
President and COO     2005     $400,000(5)      -  $132,186(6)     -            -            -      $10,923        $543,109
of ROC                2004     $410,000(5)      -            -     -     $114,000            -       $9,923        $533,923
--------------------- ------ -------------- ------ ------------ ----- ------------ ------------ ------------ ---------------

Mark B. Lefever       2006        $149,039      -            -     -      $73,000            -      $11,000        $233,039
Our Treasurer and     2005                      -            -     -            -            -            -               -
CFO; Executive Vice   2004               -      -            -     -            -            -            -               -
President-Finance;                       -
CFO and Treasurer
of ROC
--------------------- ------ -------------- ------ ------------ ----- ------------ ------------ ------------ ---------------

Tullio J.             2006        $205,769      -   $42,975(6)     -      $73,000            -      $10,768        $332,512
Marchionne(8)         2005        $188,215      -   $34,851(6)     -      $54,000            -      $11,885        $288,951
Our Secretary and     2004               -      -            -     -            -            -            -               -
General Counsel;
Secretary, General
Counsel and
Executive Vice
President of ROC
--------------------- ------ -------------- ------ ------------ ----- ------------ ------------ ------------ ---------------

Duane R. Krohn        2006        $120,830      -   $81,500(6)     -            -            -       $6,563        $208,893
Former Treasurer      2005        $250,000      -   $66,093(7)     -      $54,000            -      $12,313        $382,406
and CFO; Former       2004        $250,000      -           -      -      $57,000            -      $11,813        $318,813
Treasurer, CFO and
Executive Vice
President-Finance
of ROC (retired,
5/2/06)
--------------------- ------ -------------- ------ ------------ ----- ------------ ------------ ------------ ---------------

Ronald P. Johnson     2006        $122,753      -   $81,500(6)     -            -            -       $5,885        $210,138
Former Executive      2005        $250,000      -   $66,093(7)     -      $54,000            -      $12,929        $383,022
Vice President of     2004        $250,000      -           -      -      $90,500            -      $12,429        $352,929
Gaming Operations
of ROC (resigned,
5/19/06)
--------------------- ------ -------------- ------ ------------ ------ ------------ ------------ ------------ ---------------

(1) The reported amounts are awards paid under our Incentive Compensation Program for achievements of our performance targets for the reported year.

(2) Includes amounts contributed under our 401(k) plan.

(3) Includes premiums we paid for auto allowance, long-term health care, maintaining a suite for Mr. Westerman at our Las Vegas property associated with his duties as CEO and moving expenses to Mr. Lefever associated with his acceptance of our offer of employment.

(4) Includes the portion of the interest earned on Mr. Westerman's retirement account that exceeds the interest, which would have been earned if the interest rate had been 120% of the applicable federal long-term rate, with compounding, prescribed under Section 1274(d) of the Internal Revenue Code. Additional interest earned on Mr. Westerman's retirement account that is not reported in the above table amounted to $198,158 in 2006, $238,632 in 2005 and $195,977 in 2004.

(5) Includes quarterly awards to Mr. Vannucci under his former employment agreement. Under that agreement, Mr. Vannucci had the choice of $25,000 in cash or in restricted Common Stock per quarter. Mr. Vannucci entered into a new employment agreement effective September 1, 2006, under which he no longer receives the quarterly awards.

(6) Includes shares granted on April 6, 2005 under our Restricted Stock Plan in substitution for stock options that we had attempted to grant but were unable to, due to expiration of the 1993 Plan. Mr. Vannucci received 60,000 shares; Mr. Krohn and Mr. Johnson each received 30,000 shares; and Mr. Marchionne received 19,500 shares. The dollar amounts reported in the table for 2005 and 2006 are the amounts that we recognized for financial reporting purposes with respect to each of those years in accordance with Statement of Financial Accounting Standards No. 123R("FAS"). We included those amounts in the "Equity compensation" line item in our Consolidated Statements of Operations for the years ended December 31, 2006 and 2005, which are included in our financial statements in our Form 10-K for the year ended December 31, 2006. Please refer also to notes 1 and 13 to those financial statements for further information regarding our calculation of these amounts. Those amounts are based on the reported closing price of the Common Stock on AMEX on the date we granted those shares, which was $12.37 per share.

(7) Upon the retirement of Mr. Krohn on May 2, 2006 and resignation of Mr. Johnson on May 19, 2006, they each forfeited 24,000 of the restricted shares that we granted to them on April 6, 2005, as explained in note 6, above. Based on the reported closing price of the Common Stock on AMEX on the date of the grants, the forfeited shares for each of them had a value of $325,999. The forfeited amounts are not included in the table above.

(8) Under the SEC's executive compensation disclosure rules, Mr. Marchionne did not become a Named Executive Officer until 2005.

          In 2006 the only plan-based awards that we granted were under our Incentive Compensation Program, as reported below.

         In 2006, we fixed our 2007 performance targets for the Incentive Compensation Program and the ESOP. To the extent that we achieve those respective targets in 2007, our Incentive Compensation Program participants will be entitled to cash awards and our ESOP participants will be entitled to contributions to their ESOP accounts. Those awards and contributions will then be reported for 2007 in next year's Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

                     GRANTS OF PLAN-BASED AWARDS
---------- ----------- ---------------------------------- ------------------------------- ----------- ------------- ---------

Name         Grant     Estimated Future Payouts Under      Estimated Future Payouts Under  All Other   All Other     Exercise
             Date     Non-Equity Incentive Plan Awards     Equity Incentive Plan Awards     Stock       Option       or Base
                                                                                           Awards:     Awards:       Price of
                                                                                           Number of   Number of     Option
                                                                                           Shares of   Securities    Awards
                                                                                           Stock or    Under-lying   ($/Sh)
                                                                                           Units       Options
                                                                                              (#)          (#)
---------- ----------- ---------------------------------- -------------------------------- -------- --------------- ----------
                       Thres-     Target       Maximum    Thres-     Target      Maximum
                        hold                               hold
                         ($)        ($)          ($)        (#)        (#)         (#)
---------- ----------- -------- ------------ ------------ --------- ---------- ----------- ----------- ------------- ---------
William L. 11/13/06(1)   $0       $10,000      $40,000       -          -           -          -            -             -
Westerman
---------- ----------- -------- ------------ ------------ --------- ---------- ----------- ----------- ------------- ---------
Mark B.    11/13/06(1)   $0       $2,500       $10,000       -          -           -          -            -             -
Lefever    11/13/06(2)   $0      $100,000     $200,000
---------- ----------- -------- ------------ ------------ --------- ---------- ----------- ----------- ------------- ---------
Robert A.  11/13/06(1)   $0       $4,000       $16,000       -          -           -          -            -             -
Vannucci   11/13/06(2)   $0      $200,000     $400,000
---------- ----------- -------- ------------ ------------ --------- ---------- ----------- ----------- ------------- ---------
Tullio J.  11/13/06(1)   $0       $2,500       $10,000       -          -           -          -            -             -
Marchionne 11/13/06(2)   $0      $100,000     $200,000
---------- ----------- -------- ------------ ------------ --------- ---------- ----------- ----------- ------------- ---------
Duane R.
Krohn          -          -          -            -          -          -           -          -            -             -
---------- ----------- -------- ------------ ------------ --------- ---------- ----------- ----------- ------------- ---------
Ronald P.      -          -          -            -          -          -           -          -            -             -
Johnson
---------- ----------- -------- ------------ ------------ --------- ---------- ----------- ----------- ------------- ---------


(1)This line item represents our ESOP plan-based award, which may be paid in 2008 for performance in 2007.

(2)This  line  item   represents  our  Incentive Compensation Program plan-based award, which may be paid in 2008 for performance in 2007.

Further Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables

         The following descriptions of our compensation agreements, plans and programs are intended to assist in your reading and understanding of the information reported in the Summary Compensation and Grants of Plan-Based Awards tables above and the related footnotes.

         Employment Agreements

         Mr. Westerman serves as our Chairman of the Board, President and CEO, as Chairman of the Board and CEO of ROC, and as President of Riviera Black Hawk, Inc.

         Under Mr. Westerman's employment agreement, which was last amended on July 15, 2003, he is employed for an indefinite period, subject to termination by Mr. Westerman upon at least 180 days written notice or by us upon at least 90 days written notice. Mr. Westerman's base annual compensation is $1,000,000. Under his employment agreement, Mr. Westerman is not entitled to participate in our Incentive Compensation Program or any other executive bonus plan.

         Mr. Westerman's employment agreement required us to fund a retirement account for him. We no longer make principal contributions to the retirement account, but the account continues to accrue interest. The retirement account had a balance, including accrued interest, of $3,094,000 as of December 31, 2006.

         We credit Mr. Westerman's retirement account quarterly with interest on the first day of each succeeding calendar quarter in an amount equal to the product of (1) our average borrowing cost for the immediately preceding fiscal year, as determined by our CFO, and (2) the average outstanding balance in the retirement account during the preceding calendar quarter. At the recommendation of the Committee, in order to reduce the amount that would be payable immediately upon Mr. Westerman's separation from employment with us, Mr. Westerman and we agreed that the following cash payments would be made to him commencing April 1, 2003, and continuing on the first day of each quarter thereafter: (1) a distribution of $250,000 from the principal balance of his retirement account; and (2) the quarterly interest credited to his retirement account one quarter in arrears. Total interest accrued to Mr. Westerman's account in 2006 was $400,000, $518,000 in 2005 and $638,000 in 2004. The
quarterly distributions of principal from Mr. Westerman's retirement account in 2006 are reported in the Pension Benefits table below but are not reported in the Summary Compensation Table above.

         We retain beneficial ownership of Mr. Westerman's retirement account, which is earmarked to pay his retirement benefits. However, upon (1) the vote of a majority of the outstanding shares of Common Stock approving a "Change of Control" (as discussed directly below), (2) the occurrence of a Change of Control of the Company without Mr. Westerman's consent, (3) a breach by us of a material term of the employment agreement or (4) the expiration or earlier termination of the employment agreement for any reason other than cause, Mr. Westerman has the right to require us to establish a Rabbi Trust for his benefit and to require us to fund it with cash equal to the amount then credited to his retirement account, including any amount to be credited to his retirement account upon a Change of Control.

         On February 5, 1998, Stockholders approved a merger agreement that constituted a Change of Control under Mr. Westerman's employment agreement. (That agreement was later terminated without consummation of the merger.) On March 5, 1998, Mr. Westerman exercised his right to require us to establish and fund a Rabbi Trust for his benefit. On March 20, 1998, Mr. Westerman waived his right to have us fund the Rabbi Trust in exchange for our agreement to fund it within five business days after notice from him.

         If Mr. Westerman ceases to be employed by us (except for termination for cause, in which case Mr. Westerman would forfeit all rights to monies in the retirement account), he will be entitled to receive the amount in the retirement account (principal and interest) in 20 equal quarterly installments commencing as of the date he ceases to be employed. In the event that Mr. Westerman's Rabbi Trust has not yet been funded, the entire balance of principal and interest of the retirement account shall be paid directly to Mr. Westerman upon his retirement or termination (except for cause) upon a Change of Control.

         Mr. Westerman's agreement also provides that for 24 months following termination of employment for any reason except cause, he shall not engage in any activity, which is in competition with us within a 75-mile radius from the location of any hotel or casino then operated by us. As consideration for not competing, we will pay Mr. Westerman a total of $500,000 in two equal annual installments of $250,000. The first installment will be payable within five business days of termination of employment, with the second installment payable on the first anniversary of termination.

         Robert A. Vannucci serves as President and COO of ROC. We entered into a new employment agreement with Mr. Vannucci effective September 1, 2006. The agreement is for a one-year term and automatically renews for successive one-year terms unless either party provides 30 days' notice prior to the termination of the then-current term. Mr. Vannucci's base compensation is $400,000. His employment agreement also provides for an Incentive Compensation Program award of $200,000 if we fully achieve our financial targets at Riviera Las Vegas in 2007 (or a prorated award, if we partially achieve those targets). Mr. Vannucci or we may terminate the agreement at any time upon 30 days' prior written notice, but if we terminate it without cause, then Mr. Vannucci will be entitled to one year's salary, a prorated award under our Incentive Compensation Program, two years of health insurance benefits and a one-year automobile allowance of $6,000, plus reimbursement of all reasonable automobile expenses (excluding lease or loan payments).

         Incentive Compensation Program

         Approximately 85 executives and other significant employees participate in our Incentive Compensation Program. Participants are eligible to receive an annual cash award based on our achievement of predetermined financial targets at Riviera Las Vegas or Riviera Black Hawk, as applicable, or at both locations combined for our corporate employees.

         The employment position held by a participant determines the award level for which that participant would qualify if the predetermined financial targets are achieved. Our Chairman of the Board and CEO has discretion to change the award level assigned to any non-executive officer position.

         Before the beginning of each fiscal year, we determine the financial targets for that year, as described above. By the time we do so, the Named Executive Officers and other persons who will participate in the Incentive Compensation Program for that year and their eligible award levels have already been determined (or are determined at that same time). Therefore, we view the date in 2006 on which we set the 2007 financial targets as the date on which we granted the Incentive Compensation Program awards that can be earned in 2007. Those awards are reported in the Grants of Plan-Based Awards table above and will be reported next year (to the extent that the awards are actually earned in 2007) in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

         The Incentive Compensation Program awards that we reported for 2006 in the Summary Compensation Table above represent amounts that the Named Executive Officers earned as a result of our achievement of 2006 financial targets, pursuant to awards that we granted to them in 2005 (when we determined the 2006 financial targets).

         We recorded accrued awards of $581,000; $555,000; and $1,085,000 under the Incentive Compensation Program for 2006, 2005 and 2004, respectively.

         Profit-Sharing and 401(k) Plans

         We have profit-sharing and 401(k) plans for employees who are at least 21 years of age and are not covered by a collective bargaining agreement after one year of service.

         We may contribute to the 401(k) plan an amount not to exceed 25% of the first 8% of each participant's compensation. We made contributions of $276,000, $290,000 and $303,000 for the years ended December 31, 2006, 2005 and 2004, respectively. We also pay administrative costs of the plan, which are not material.

         Prior to 2003, we suspended contributions to the profit-sharing plan, and substituted contributions to the ESOP.

        Our contributions to the 401(k) plan for the Named Executive Officers are included in the All Other Compensation column of the Summary Compensation Table.

         The ESOP

         We established the ESOP, effective January 1, 2000, to replace our contributions to the profit-sharing plan. The ESOP provides that all employees in the plan year who completed a minimum of 1,000 hours of service in the plan year, were employed through December 31 of that plan year, were at least 21 years of age and were not covered by a collective bargaining agreement are eligible to participate. We make contributions to the ESOP for participants at Riviera Las Vegas and Riviera Black Hawk relative to the economic performance of each property. The ESOP contributions are made in cash, which the ESOP trustee uses primarily to buy Common Stock. For Riviera Las Vegas employees, we make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating results target at Riviera Las Vegas is attained and an additional 1% thereof for each $2 million by which that target is exceeded, up to a maximum of 4% for 2006. For Riviera Black Hawk employees, we make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating results target at Riviera Black Hawk is attained, an additional 1% thereof for the next $1.5 million by which that target is exceeded, and an additional 1% thereof for each additional $2 million by which that target is exceeded, up to a maximum of 4% for 2006. For our corporate employees, we make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained for the Company and an additional 1% for each $2 million by which that target is exceeded, up to a maximum of 2%. We made no contribution to the ESOP for 2006 and contributed $126,000 and $899,000 for 2005 and 2004, respectively. Our contributions to the ESOP for the Named Executive Officers are included in the Non-Equity Incentive Plan column of the Summary Compensation Table.

         As with our Incentive Compensation Program awards discussed above, we establish operating results targets for the ESOP prior to commencement of the applicable year, at which time the participating Named Executive Officers and the potential minimum and maximum contribution amounts are already known to us. Therefore, we reported the establishment in 2006 of the ESOP's 2007 operating results targets in the Grants of Plan-Based Awards table above. If those targets are met or exceeded in 2007 and we make the resulting ESOP contributions, we will report them next year in the All Other Compensation column of the Summary Compensation Table.

         DCP

         Our DCP gives eligible employees the opportunity to defer cash compensation. Participation in the DCP is limited to employees who receive annual compensation of at least $100,000. The deferred funds that are contributed to the DCP, but not the appreciation in the value of Common Stock that the DCP purchases with the deferred funds, are maintained on our books as liabilities. All elections to defer the receipt of compensation must be made by December 1st preceding the plan year to which the election relates and are irrevocable for the duration of such year.

         Mr. Vannucci and the two Named Executive Officers who left our employment in 2006 have remaining balances in their DCP accounts, as reported in the Nonqualified Deferred Compensation table below, but they made no contributions to the DCP through deferrals of cash compensation in 2006, 2005 or 2004. In 2006 we distributed to those individuals part of the balances in their respective DCP accounts. Those distributions are not reported in the Summary Compensation Table because they consist of deferred compensation from years prior to 2004 and appreciation in the value of Common Stock that the DCP purchased with those deferred compensation payments.

         Restricted Stock Plan

         We have a Restricted Stock Plan to attract and retain highly competent persons as officers and key employees. Participants consist of such officers and key employees as the Committee determines are significantly responsible for our success and future growth and profitability. Awards of restricted stock are subject to such terms and conditions as we determine are appropriate at the time of the awards, including restrictions on the sale or other disposition of such stock, a vesting schedule under which the restrictions lapse, and provisions for the forfeiture of non-vested (i.e. restricted) stock upon termination of the participant's employment within specified periods or under certain conditions.

         Restricted Stock Plan grants are reported in the Stock Awards column of the Summary Compensation Table. The amount we report for a specified year is the amount we recognized for financial statement reporting purposes for that year in accordance with FAS 123R, which amount was based on the reported closing price of the Common Stock on AMEX on the date of the grant and the number of restricted shares that became vested in the specified year.

         Stock Option Plans and Stock Grants

         None of the Named Executive Officers were granted stock options in 2006.

         The share amounts reported in the paragraph below and in the footnotes to the Summary Compensation Table are adjusted to give effect to the March 11, 2005 three-for-one Common Stock split.

         In July 2003, we attempted to grant options for 385,500 shares of Common Stock under our 1993 Plan. Subsequently, it was determined that the 1993 Plan had expired prior to those grants, which rendered them null and void. Two executives to whom we attempted to grant options for a total of 48,000 shares thereafter left our employment. On April 6, 2005, we granted to 19 remaining executives a total of 337,500 shares under our Restricted Stock Plan in substitution for the 1993 Plan stock options that we had attempted to grant to them. Those shares are subject to a five-year vesting schedule, vesting 20% each March 10, commencing in 2006. The shares completely vest upon death, disability, retirement at or after age 62, termination of employment by us other than for cause, events of hardship as approved by the Committee or in the event of a change in control of the Company.

         Although the 1993 Plan has expired, some options granted under the 1993 Plan are still outstanding.

         Effective May 17, 2005, we implemented the Employee Plan. One million shares of Common Stock are allocated to the Employee Plan, in which our executive officers and key employees are eligible to participate. The Stock Option Committee has discretion as to whom Employee Plan options will be granted and the number of shares allocated to each option grant. The option exercise price will be the closing market price of the Common Stock (110% of the closing market value in the case of an incentive option granted to an owner of more than 10% of the Common Stock) on the date of the option grant. The options will vest over four years, with 20% vesting on the date of grant, and an additional 20% on each anniversary of the grant, subject to accelerated vesting upon the occurrence of certain events including a change in Control of the Company.

         We have not yet granted options under the Employee Plan. Therefore, no amounts are reported in the tables above.

         Additional Benefits

         We offer a number of other benefits to executive officers pursuant to benefit programs that provide for broad-based employee participation. These programs include long-term and short-term disability insurance, life and accidental death and dismemberment insurance, employee assistance and certain other benefits.

         Our 401(k) plan and other generally available benefit programs allow us to remain competitive for employee talent, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty. The main objectives of our benefit programs are to give our employees access to quality health care, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity, in compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into our calculation or evaluation of an individual executive's total compensation or equity award-based package.

Outstanding Equity-Based Awards

         The following table provides information as of December 31, 2006 concerning Named Executive Officers' unexercised stock options and restricted Common Stock that was not vested.

                OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2006
--------------------------------------------------------------------------- -------------------------------------------------
                            Option Awards                                                      Stock Awards
---------- ------------ --------------- ------------ ---------- ----------- ------------ ------------ ------------ ----------
Name       Number of    Number of       Equity       Option     Option      Number of    Market       Equity       Equity
           Securities   Securities      Incentive    Exercise   Expiration  Shares or    Value of     Incentive    Incentive
           Underlying   Underlying      Plan         Price      Date        Units of     Shares or    Plan         Plan
           Unexercised  Unexercised     Awards:      ($)                    Stock That   Units of     Awards:      Awards:
           Options      Options         Number of                           Have Not     Stock That   Number of    Market or
           (#)          (#)             Securities                          Vested       Have Not     Unearned     Payout
           Exercisable  Unexercisable   Underlying                          (#)          Vested       Shares,      Value of
                                        Unexercised                                       ($)         Units or     Unearned
                                        Unearned                                                      Other        Shares,
                                        Options                                                       Rights       Units or
                                        (#)                                                           That Have    Other
                                                                                                      Not Vested   Rights
                                                                                                       (#)         That Have
                                                                                                                   Not Vested
                                                                                                                   ($)
---------- ------------ --------------- ------------ ---------- ----------- ------------ ------------ ------------ ----------
William L.      -             -              -           -          -            -            -            -            -
Westerman
---------- ------------ --------------- ------------ ---------- ----------- ------------ ------------ ------------ ----------
Mark B.         -             -              -           -          -            -            -            -            -
Lefever
---------- ------------ --------------- ------------ ---------- ----------- ------------ ------------ ------------ ----------
Robert A.      120,000        -              -       $2.45(1)   6/11/08(2)  48,000(4)    $1,159,687(5)     -            -
Vannucci                                                        4/25/10
                                                                5/14/12
---------- ------------ --------------- ------------ ---------- ----------- ------------ ------------ ------------ ----------
Tullio J.       36,000        -              -       $2.34(1)   4/25/10(3)  15,600(4)    $376,896(5)       -            -
Marchionne                                                      8/7/11
                                                                5/14/12
---------- ------------ --------------- ------------ ---------- ----------- ------------ ------------ ------------ ----------
Duane R.        -             -              -           -          -            -            -            -            -
Krohn(6)
---------- ------------ --------------- ------------ ---------- ----------- ------------ ------------ ------------ ----------
Ronald P.       -             -              -           -          -            -            -            -            -
Johnson(7)
---------- ------------ --------------- ------------ ---------- ----------- ------------ ------------ ------------ ----------

(1) The reported Option Exercise Price is the average exercise price of all unexercised options.

(2) Mr. Vannucci was awarded 30,000 options on each of June 11, 1998 and April 25, 2000 and 60,000 options on May 14, 2002. The options expire on the ten-year anniversary of the date of grant.

(3) Mr. Marchionne was awarded 12,000 options on each of April 25, 2000, August 7, 2001, and May 14, 2002. The options expire on the ten-year anniversary of the date of grant.

(4) The reported number represents the non-vested portions of the April 6, 2005 Restricted Stock Plan awards of 60,000 shares and 19,500 shares to Messrs. Vannucci and Marchionne, respectively (See "Stock Option Plans and Stock Grants").

(5) The December 31, 2006 reported closing price of our Common Stock on AMEX was $24.16 per share.

(6) Mr. Krohn exercised all his remaining stock options for 7,500 shares prior to his retirement on May 2, 2006.

(7) Mr. Johnson exercised all his remaining stock options for 30,000 shares subsequent to his May 16, 2006 resignation and prior to December 31, 2006.


Stock Option Exercises and Stock Vesting

         The following table provides information regarding exercises of options and vesting of restricted stock held by the Named Executive Officers during 2006.

                        OPTION EXERCISES AND STOCK VESTED

-------------------------------------------- --------------------------------
                 Option Awards                           Stock Awards
------------- ------------------ ----------- ------------------ -------------

     Name            Number of       Value     Number of Shares      Value
                      Shares      Realized        Acquired         Realized
                     Acquired        on              on               on
                        on        Exercise         Vesting         Vesting
                     Exercise        ($)             (#)             ($)
                       (#)
------------- ------------------ ----------- ------------------ -------------
William L.
Westerman               -             -               -               -
------------- ------------------ ----------- ------------------ -------------
Mark B.
Lefever                 -             -               -               -
------------- ------------------ ----------- ------------------ -------------
Robert A.
Vannucci                -             -           12,000(1)      $171,120(2)
------------- ------------------ ----------- ------------------ -------------
Tullio J.
Marchionne              -             -           3,900(1)        $55,614(2)
------------- ------------------ ----------- ------------------ -------------
Duane R.
Krohn(3)              7,500       $104,925            -               -
------------- ------------------ ----------- ------------------ -------------
Ronald P.
Johnson(4)           30,000       $566,400            -               -
------------- ------------------ ----------- ------------------ -------------

(1) Vesting of restricted stock awarded on April 6, 2005 (See "Stock Option Plans and Stock Grants").

(2) As determined by the reported closing price of $14.26 per share of the Common Stock on AMEX on the vesting date of March 10, 2006.

(3) Mr. Krohn retired on May 2, 2006 and exercised all his remaining options on January 3, 2006.

(4) Mr. Johnson resigned on May 16, 2006 and exercised all his remaining options on May 30, 2006.

Pension Benefits
         The following table provides information regarding Mr. Westerman's retirement account. No other Named Executive Officers have a retirement account or pension plan with us.

         For further information regarding Mr. Westerman's retirement account, see "Further Information Concerning Summary Compensation Table and Grants of Plan-Based Awards Tables-Employment Agreements" above.

                                PENSION BENEFITS

----------- ------------------ -------- ---------------- ----------------------
Name        Plan               Number        Present          Payments
            Name               of Years      Value of         During
                               Credited      Accumulated      Last
                               Service       Benefit          Fiscal
                               (#)           ($)              Year
                                                              ($)
----------- ------------------ --------- ---------------- ---------------------
William L.   CEO Retirement
Westerman    Account               14        $3,003,273          $1,429,402(1)
----------- ------------------ --------- ---------------- ---------------------
Mark B.
Lefever               -             -             -                    -
----------- ------------------ --------- ---------------- ---------------------
Robert A.
Vannucci              -             -             -                    -
----------- ------------------ --------- ---------------- ---------------------
Tullio J.
Marchionne            -             -             -                    -
----------- ------------------ --------- ---------------- ---------------------
Duane R.
Krohn                 -             -             -                    -
----------- ------------------ --------- ---------------- ---------------------
Ronald P.
Johnson               -             -             -                    -
----------- ------------------ --------- ---------------- ---------------------

(1) In order to gradually reduce our obligation to Mr. Westerman, we and Mr. Westerman agreed that the following cash payments would be made to him commencing April 1, 2003, and continuing on the first day of each quarter thereafter: (1) a distribution of $250,000 from the principal balance of his retirement account; and (2) the quarterly interest credited to his retirement account one quarter in arrears.

Nonqualified Deferred Compensation

         The following table provides information concerning the DCP for 2006 with respect to the Named Executive Officers.

         Messrs. Vannucci, Krohn and Johnson are the only individuals who have DCP balances. Messrs. Krohn and Johnson have left our employment and are no longer eligible to contribute to the DCP. All of the Named Executive Officers' contributions of deferred compensation to the DCP were made before 2004. We make no contributions to the DCP on behalf of participants.

         DCP accounts are held in a Rabbi Trust and the funds in those accounts are invested in Common Stock. Shares of Common Stock that are held through the DCP (the "DCP Shares") are fully vested when purchased.

         We reported no earnings on the DCP account balances in 2006 because those balances are invested in Common Stock on which we paid no dividends. The aggregate balances reported in the table below represent the value of the DCP Shares, based on the December 29, 2006 $24.16 per share reported closing price of the Common Stock on AMEX.

                       NONQUALIFIED DEFERRED COMPENSATION
----------- -------------- ------------- --------- --------------- -------------
   Name        Executive     Registrant  Aggregate    Aggregate       Aggregate
             Contributions Contributions Earnings    Withdrawals/      Balance
               in Last FY    in Last FY   in Last   Distributions      At Last
                  ($)           ($)         FY           ($)             FYE
                                            ($)                          ($)
----------- -------------- ------------- --------- --------------- -------------
William L.
Westerman          -             -           -            -               -
----------- -------------- ------------- --------- --------------- -------------
Mark B.
Lefever            -             -           -            -               -
----------- -------------- ------------- --------- --------------- -------------
Robert A.
Vannucci           -             -           -       $338,723(1)      $91,403(2)
----------- -------------- ------------- --------- --------------- -------------
Tullio J.
Marchionne         -             -           -            -               -
----------- -------------- ------------- --------- --------------- -------------
Duane R.
Krohn(3)           -             -           -      $1,117,397(1)    $134,325(2)
----------- -------------- ------------- --------- --------------- -------------
Ronald P.
Johnson(3)         -             -           -            $0       $1,992,479(2)
----------- -------------- ------------- --------- --------------- -------------

(1) The distributions consisted of DCP Shares purchased with deferred compensation that Messrs. Vannucci and Krohn earned prior to 2004 and elected to contribute to the DCP. The distributions were made in January 2006 and are valued at the $16.39 per share reported closing price of the Common Stock on AMEX on December 31, 2005. The distributions are not reported in the Summary Compensation Table because they do not consist of compensation or interest at an above-market or preferential rate earned by either individual during the reported years.
(2) The balances in the DCP accounts consist substantially of the appreciation in value of the DCP Shares since they were purchased with deferred compensation funds prior to 2004.

(3) Mr. Krohn retired on May 2, 2006 and Mr. Johnson resigned on May 16, 2006. Salary Continuation Agreements

         We have salary continuation agreements, effective through December 31, 2007, with Messrs. Lefever and Marchionne (as well as with approximately 65 other key employees and officers excluding Messrs. Westerman and Vannucci). The salary continuation agreements with Messrs. Lefever and Marchionne, entitle them to 12 months of base salary, payable in bi-weekly installments, and 24 months of health insurance benefits if we terminate their employment without cause within 24 months of a change in control of the Company, as defined in those agreements. These payment obligations would not be subject to a duty on the part of Mr. Lefever or Mr. Marchionne to mitigate by obtaining other employment. If these payment obligations were triggered, they would each be entitled to payments and benefits from us of approximately $280,000. During the period that Mr. Lefever or Mr. Marchionne receives the base salary payments, they must not hire or solicit for employment any of our then-current employees.

         Compensation of Chief Executive Officer

         Mr. Westerman is party to an employment agreement with us and in 2006 received a salary of $1,000,000. Mr. Westerman is not included in the Company's bonus program. In setting Mr. Westerman's salary, the Committee relied on market-competitive pay data and the strong belief that the Chief Executive Officer significantly and directly influences Riviera's overall performance. The Committee also took into consideration the overall compensation policies discussed above.

         Compensation of Directors

         Messrs. Silver, Harvey and Land are each paid an annual fee of $50,000 for services as a director of the Company. Mr. DiVito is paid an annual fee of $75,000 for services as a director and as Chairman of our Audit Committee. They are also reimbursed for expenses incurred in connection with attendance at meetings of our Board of Directors.

         Mr. Westerman is our only director who is also employed by us, and he receives no extra compensation for serving as a director. We have reported for Mr. Westerman's compensation as a Named Executive Officer in the Summary Compensation Table.

         In 1996, we adopted a Nonqualified Stock Option Plan for Non Employee Directors (the "1996 Plan"), which expired in 2003. Under the 1996 Plan, each individual elected, re-elected or continuing as a non-employee director would automatically receive options for 6,000 shares of Common Stock (as adjusted for the 2005 stock split), with an exercise price equal to the fair market value of the Common Stock on the date of grant. In 2004, before it was determined that the 1996 Plan had expired, we attempted to grant options to non-employee directors for a total of 30,000 shares. Because of the prior expiration of the 1996 Plan, though, those options were null and void. At our 2005 annual meeting, Stockholders approved the issuance of 30,000 shares of Common Stock to the non-employee directors as substitute compensation for those options. Messrs Silver, Harvey and DiVito each received 6,000 shares and Mr. Land received 12,000 shares. Those shares are subject to restrictions on resales, assignments, pledges, encumbrances or other transfers prior to vesting. The shares vest at the rate of 20% per year on each anniversary of the grant date. However, accelerated vesting of all of the shares will occur upon death, disability, a change in control of the Company or under any other termination of directorship status, except resignation prior to reaching age 62 or declining to stand for reelection prior to reaching age 62 (which would result in forfeiture of the non-vested shares).

         Also at the 2005 annual meeting, Stockholders approved our 2005 Stock Option Plan for Non-Employee Directors (the "Director Plan"). The Director Plan provides that on each anniversary of the effective date of the Director Plan, each individual elected, re-elected or continuing as a non-employee director will receive a nonqualified stock option for 6,000 shares with an exercise price equal to the fair market value of the Common Stock on the date of grant. These options vest at the rate of 20% per year commencing on the first anniversary of the grant.

         Upon becoming a director, Mr. Silver was granted options to purchase 6,000 shares at $2.35 per share on February 26, 2001. Mr. Silver was subsequently granted options to purchase 6,000 shares at $2.18 per share on May 10, 2001, options to purchase 6,000 shares at $2.58 per share on May 10, 2002, options to purchase 6,000 shares at $1.87 per share on May 12, 2003 and options to purchase 6,000 shares at $21.60 per share on May 22, 2006.

         Upon becoming a director, Mr. Harvey was granted options to purchase 6,000 shares at $2.20 per share on May 18, 2001. Mr. Harvey was subsequently granted options to purchase 6,000 shares at $2.58 per share on May 10, 2002, options to purchase 6,000 shares at $1.87 per share on May 12, 2003 and options to purchase 6,000 shares at $21.60 per share on May 22, 2006.

         Upon becoming a director, Mr. DiVito was granted options to purchase 6,000 shares at $1.87 per share on July 12, 2002. Mr. DiVito was subsequently granted options to purchase 6,000 shares at $1.87 per share on May 12, 2003 and options to purchase 6,000 shares at $21.60 per share on May 22, 2006.

         Mr. Land was granted options to purchase 6,000 shares at $21.60 per share on May 22, 2006.

         On December 30, 2005, in order to avoid expensing of unvested portions of option grants under FAS 123R, which became effective January 1, 2006, we accelerated the vesting of options granted under the 1996 Plan, allowing all such options to become fully vested effective December 30, 2005. In order to prevent unintended personal benefits to the directors affected by this acceleration, we imposed a condition that each affected director agree not to exercise any options subject to the acceleration until such time that those options would have become vested under the prior vesting schedule.

         We have a Stock Compensation Plan, under which directors who are members of the Committee have the right to receive all or part of their annual fees in the form of Common Stock having a fair market value equal to the amount of their fees. Of the 50,000 shares that are allocated to this plan, 46,020 remain available for issuance and none were issued in 2006.

                              DIRECTOR COMPENSATION
----------------- ------------- ----------- ------------ --------------- ------------------ -------------- ----------
      Name        Fees Earned       Stock     Option        Non-Equity   Change in Pension     All Other     Total
                   or Paid in      Awards     Awards      Incentive Plan     Value and      Compensation      ($)
                      Cash           ($)        ($)        Compensation     Nonqualified         ($)
                      ($)                                       ($)           Deferred
                                                                            Compensation
                                                                              Earnings
----------------- ------------- ----------- ------------ --------------- ------------------ -------------- ----------
Jeffrey A. Silver   $50,000      $25,380(1) $17,902(2,3)         -               -                 -        $93,292
----------------- ------------- ----------- ------------ --------------- ------------------ -------------- ----------
Paul A. Harvey      $50,000      $25,380(1) $17,902(2,3)         -               -                 -        $93,282
----------------- ------------- ----------- ------------ --------------- ------------------ -------------- ----------
Vincent L. DiVito   $75,000      $25,380(1) $17,902(2,3)         -               -                 -        $118,282
----------------- ------------- ----------- ------------ --------------- ------------------ -------------- ----------
James N.Land, Jr.   $50,000      $50,760(1) $17,902(2,3)         -               -                 -        $118,662
----------------- ------------- ----------- ------------ --------------- ------------------ -------------- ----------

(1) The reported amounts are what we recognized for financial statement reporting purposes with respect to 2006, in accordance with FAS 123R, for the restricted shares that we granted in 2005 in substitution for stock options, as explained above. We included these amounts in the "Equity compensation" line item in our Consolidated Statement of Operations for the year ended December 31, 2006, which is included in the financial statements of our Form 10-K for the year ended December 31, 2006. Please refer to notes 1 and 13 to those financial statements for further information regarding our calculation of these amounts. Our calculations were based on the $21.15 per reported closing price of the Common Stock on AMEX on May 27, 2006, the date when 20% of those restricted shares became vested. 1,200 of the restricted shares became vested for each of Messrs. Silver, Harvey and DiVito and 2,400 shares became vested for Mr. Land.

(2) The reported amounts are what we recognized for financial statement reporting purposes with respect to 2006, in accordance with FAS 123R, for stock options that we granted. We included these amounts in the "Equity compensation" line item in our Consolidated Statement of Operations for the year ended December 31, 2006, which is included in the financial statements of our Form 10-K for the year ended December 31, 2006. Please refer to notes 1 and 13 to those financial statements for further information regarding our calculation of these amounts. Ours calculations were based on the Black-Scholes method of options valuation.

(3) The May 22, 2006 fair value of the options for 6,000 shares that we granted to each director on that date, calculated in accordance with FAS 123R, was $64,440. This calculation was based on the Black-Scholes method of options valuation.

Compensation Committee Interlocks and Insider Participation

         Jeffrey A. Silver, a director and Chairman of the Compensation Committee, is a shareholder in the law firm of Gordon & Silver, Ltd., which we retained for various legal matters during our last fiscal year and which we have retained in our current fiscal year. During 2006, we paid $551,000 to Gordon & Silver, Ltd. for legal fees and related expenses.

Compensation Committee Report

         The following report of the Compensation Committee shall not be deemed "soliciting material" or "filed" with the SEC, nor shall the information in the report be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in a filing.

         The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

         Date:    April 11, 2007           Jeffrey A. Silver Chairman
                                           Paul A. Harvey  Member
                                           Vincent L. DiVito Member


                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table contains information regarding the beneficial ownership of Common Stock, as of March 30, 2007, by (i) each of our directors and each of our Named Executive Officers (including such persons who retired or resigned in 2006), (ii) all of our directors and executive officers as a group and (iii) each person who, to our knowledge, beneficially owns more than 5% of the outstanding Common Stock (based on reports filed with the SEC under section 13(d) or 13(g) of the Exchange Act or information furnished to us). The percentage of outstanding Common Stock represented by each named person's stock ownership assumes the exercise by such person of all of his stock options that are exercisable within 60 days of the April 3, 2007 record date (the "Record Date"), but does not assume the exercise of stock options by any other persons. The percentage of outstanding Common Stock represented by the stock ownership of all of our directors and executive officers as a group assumes the exercise by all members of that group of their respective stock options that are exercisable within 60 days of the Record Date, but does not assume the exercise of options by any persons outside of that group. Except as indicated in the footnotes to the table, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                       Shares Beneficially Owned
               Name                                          Number   Percentage

Directors and Executive Officers:
William L. Westerman(1)(2)                                   4,796        *
Jeffrey A. Silver (1)(3)                                    46,200        *
Paul A. Harvey(1)(4)                                        25,200        *
Vincent L. DiVito(1)(5)                                     20,200        *
James N. Land, Jr. (1)(6)                                   17,200        *
Robert A. Vannucci (1)(7)                                  290,547      2.3%
Mark B. Lefever(8)                                              39        *
Tullio J. Marchionne(1)(9)                                  60,320        *
Duane R. Krohn(10)                                               #        #
Ronald P. Johnson(10)                                            #        #
All directors and executive officers as a group(11)        464,758      3.7%

Beneficial Owners of More Than 5% of Common Stock
(other than Mr.Westerman):
D.E. Shaw & Co., L.P. and related parties(12)            1,219,400      9.8%
Plainfield Special Situations Master Fund Limited and
   related parties(13)                                   1,100,000      8.8%
Desert Rock Enterprises LLC, the Derek J. Stevens Trust
   and the Gregory J. Stevens Trust(14)                  1,051,100      8.4%
Riviera Holdings Corporation Employee Stock Ownership
   Plan (the ESOP)(15)                                     714,856      5.7%
Triple Five Investco LLC, Dominion Financial LLC and
   Syd Ghermezian(16) (19)                               1,184,050      9.5%
Flag Luxury Properties, LLC, Paul Kanavos, Robert
   Sillerman and related parties (collectively, the
   "Flag Parties")(17) (19)                               836,588(17)   6.7%(17)
Brett Torino and related parties (collectively, the
   "Torino Parties")(17)                                  418,294(17)   3.4%(17)
Barry Sternlicht and related parties (collectively,
    the "Sternlicht/Starwood Parties")(17)                750,642       6.0%
High Desert Gaming, LLC, Neil Bluhm, Gregory Carlin
   and related parties (collectively, the "High
   Desert/Bluhm/Carlin Parties")(17)                      702,741       5.6%
                                                           -------      ----
Total for the Flag Parties, the Torino Parties, the
   Sternlicht/Starwood Parties and the High
   Desert/Bluhm/Carlin Parties(19)                      2,289,971(18)  18.4%(18)
-------------------------------
     *     Less than 1%.
     #     Less than 5%.

(1) The address for each director and executive officer is c/o Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(2) Includes 4,273 shares held through the ESOP.

(3) Includes 25,200 shares which may be acquired within 60 days of the Record Date upon the exercise of outstanding options.

(4) Includes 19,200 shares which may be acquired within 60 days of the Record Date upon the exercise of outstanding options.

(5) Includes 13,200 shares which may be acquired within 60 days of the Record Date upon the exercise of outstanding options.

(6) Includes 1,200 shares which may be acquired within 60 days of the Record Date upon the exercise of outstanding options.

(7) Includes 120,000 shares which may be acquired within 60 days of the Record Date upon the exercise of outstanding options and 5,326 shares held through the ESOP.

(8) 39 shares held through the ESOP.

(9) Includes 36,000 shares which may be acquired within 60 days of the Record Date upon the exercise of outstanding options and 3,020 shares held through the ESOP.

(10) Mr. Krohn retired on May 2, 2006 and Mr. Johnson resigned on May 19, 2006. We have no knowledge of the beneficial ownership of Common Stock by Messrs. Krohn and Johnson as of March 30, 2007, except that they have made no filings with the SEC that would be required if they own more than 5% of our Common Stock.

(11) Includes a total of 214,800 shares which may be acquired by directors and executive officers as a group within 60 days of the Record Date upon the exercise of outstanding options and 12,899 shares held through the ESOP.

(12) D. E. Shaw & Co, Inc. is the general partner of D. E. Shaw & Co., L.P. ("DESCO LP"), which in turn is the managing member and investment adviser of
   D. E. Shaw Valence Portfolios, L.L.C. ("Valence") and the investment adviser of D. E. Shaw Laminar Portfolios, L.L.C. ("Laminar"). David E. Shaw is President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C. ("DESCO LLC"), which in turn is the managing member of Laminar. The stock ownership reported in the table is comprised of 1,194,500 shares held in the name of Laminar and 24,900 shares held in the name of Valence. Laminar and DESCO LLC have shared voting and investment power over 1,194,500 of the shares reported in the table. DESCO and Mr. Shaw have shared voting and investment power over all of the shares reported in the table. The address of Laminar, DESCO LLC, DESCO LP and Mr. Shaw is 120 W. 54th Street, Tower 45, 39th Floor, New York, NY 10036. This information is based on information reported by Laminar, DESCO LP, DESCO LLC and Mr. Shaw in a Schedule 13G amendment filed with the SEC on February 14, 2007.

(13) Plainfield Asset Management LLC ("Asset Management") is the Manager of Plainfield Special Situations Master Fund Limited ("Master Fund"), which holds 1,100,000 shares. Max Holmes is the chief investment officer of Asset Management. Each of Mr. Holmes, Asset Management and Master Fund beneficially owns all of the shares reported in the table. The address of Master Fund, Asset Management and Mr. Holmes is 55 Railroad Avenue, Greenwich, CT 06830. This information is based on information reported by the above parties in a
   Schedule 13G filed with the SEC on March 15, 2006 and an amendment filed on February 2, 2007.

(14) The stock ownership reported in the table is comprised of 797,100 shares held by Desert Rock Enterprises, LLC ("Desert Rock"); 164,000 shares held by the Derek J. Stevens Trust under agreement dated July 16, 1993 (the "DJS Trust"); and 90,000 shares held by the Gregory J. Stevens Trust under agreement dated September 20, 1995 (the "GJS Trust"). The DJS Trust and the GJS Trust are members of Desert Rock. Derek J. Stevens is the Manager of Desert Rock and trustee of the DJS Trust, and he may be deemed to have shared voting and investment power over the shares held by Desert Rock or the DJS Trust. Gregory J. Stevens is trustee of the GJS Trust and he may be deemed to have shared voting and investment power over the shares held by Desert Rock or the GJS Trust. The address of Desert Rock is 3960 Howard Hughes Parkway, Suite 562, Las Vegas, NV 89109. The address of Derek J. Stevens, the DJS Trust, Gregory J. Stevens and the GJS Trust is 21777 Hoover Road, Warren, MI 48089. This information is based on information reported by the above parties in a Schedule 13D amendment filed with the SEC on February 14, 2007.

(15) The trustee of the ESOP (the "Trustee") and its address are Marshall & Ilsley Trust Company N.A., 1000 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202. All of the shares held by the ESOP are voted on each proposal in proportion to the voting instructions received by the Trustee from all ESOP participants who submit voting instructions. For example, if
   (1) the ESOP holds 1,000 shares of Common Stock, (2) the Trustee receives voting instructions from participants on whose behalf the ESOP holds only 500 shares, and (3) those participants, in the aggregate, instruct the Trustee to vote 300 shares in favor of a proposal and 200 shares against it, then 600 shares held by the ESOP will be voted for the proposal and 400 shares will be voted against it. Common Stock held by the ESOP on behalf of our executive officers is reported in the ESOP's Common Stock ownership listing as well as in the respective Common Stock ownership listings for the Named Executive Officers and for executive officers and directors as a group.

(16) Triple Five Investco LLC holds 1,138,600 shares and Dominion Financial LLC holds 45,450 shares. Syd Ghermezian is the sole manager of these entities, in which capacity he has voting and investment power over the shares held by these entities. The address of Triple Five Investco LLC, Dominion Financial LLC and Syd Ghermezian is 9440 West Sahara, Suite 240, Las Vegas, NV 89117. This information is based on information reported by the above parties in a
   Schedule 13G filed with the SEC on May 1, 2006.

(17) The following is based on information reported in a Schedule 13D and amendments thereto filed with the SEC, through March 30, 2007, jointly by the Flag Parties, the Torino Parties, the Sternlicht/Starwood Parties and the High Desert/Bluhm/Carlin Parties (collectively, the "Joint Filing Parties").

   The Flag Parties consist of Flag Luxury Riv, LLC ("Flag Riv"); Flag Luxury Properties, LLC; MJX Flag Associates, LLC; LMN 134 Family Company LLC ("LMN"); Flag Leisure Group, LLC; Sillerman Real Estate Ventures, LLC; Mitchell Nelson; Robert Sillerman; and Paul Kanavos. Each of the Flag Parties is a beneficial owner of 836,588 shares except for Flag Riv, which beneficially owns 418,294 shares. Voting and investment power over the shares is shared among the Flag Parties and, except as to the 418,294 shares owned by Flag Riv, such power is also shared with the Torino Parties. (See note 15 below.) The address of the Flag Parties except LMN is 650 Madison Ave., New York, NY 10022. The address of LMN is 134 East 80th St., New York, NY 10021.

   The Torino Parties consist of RH1, LLC; Metro Investment, LLC ("Metro"); FC208, LLC; TTERB Living Trust dated 6/20/2000; and Brett Torino. Each of the Torino Parties is a beneficial owner of 418,294 shares. Voting and investment power over the shares is shared among the Torino Parties and is also shared with the Flag Parties. (See note 15 below.) The address of each of the Torino Parties except Metro is 4445 Wagon Trail Ave., Las Vegas, NV 89118. The address of Metro is 650 Madison Ave., New York, NY 10022.

   The Sternlicht/Starwood Parties consist of Rivacq LLC; SOF U.S. Hotel Co-Invest Holdings, L.L.C.; SOF-VII U.S. Hotel Holdings, L.L.C.; I-1/I-2 U.S. Holdings, L.L.C.; Starwood Global Opportunity Fund VII-A, L.P.; Starwood Global Opportunity Fund VII-B, L.P.; Starwood U.S. Opportunity Fund VII-D, L.P.; Starwood U.S. Opportunity Fund VII-D2, L.P.; Starwood Capital Hospitality Fund I-1, L.P.; Starwood Capital Hospitality Fund I-2, L.P.; SOF-VII Management, L.L.C.; SCG Hotel Management, L.L.C.; Starwood Capital Group Global, LLC; and Barry Sternlicht. Each of the Sternlicht/Starwood Parties is a beneficial owner of 627,442 shares except for Barry Sternlicht, who beneficially owns 750,642 shares. Voting and investment power over 627,442 of the shares is shared among the Sternlicht/Starwood Parties. Voting and investment power over 123,200 of the shares is held solely by Barry Sternlicht. The address of the Sternlicht/Starwood Parties except Rivacq LLC is 591 W. Putnam Ave., Greenwich, CT 06830. The address of Rivacq LLC is One World Financial Center, New York, NY 10281.

   The High Desert/Bluhm/Carlin Parties consist of High Desert Gaming, LLC ("High Desert"); LAMB Partners; LAMB Investors, Inc.; LAMB, LLC; ISLE Investors, LLC ("ISLE"); Gregory Carlin; Neil Bluhm; BCB Consultants, LLC ("BCB"); and Brian Black. Each of the High Desert/Bluhm/Carlin Parties, except High Desert, ISLE, BCB and Brian Black, is a beneficial owner of 702,741 shares. High Desert beneficially owns 627,441 shares. Each of ISLE, BCB and Brian Black beneficially owns 75,300 shares. Voting and investment power over the shares is shared among the High Desert/Bluhm/Carlin Parties. The address of the High Desert/Bluhm/Carlin Parties except LAMB, LLC is 900 North Michigan Ave., Suite 1900, Chicago, IL 60611. The address of LAMB, LLC is P.O. Box 2147, Aspen, CO 81612-2147.

(18)The Flag Parties and the Torino Parties are each deemed the beneficial owners of the same 418,294 shares due to certain relationships among them, and those shares are therefore included in both of their respective listings in the table above. In order to avoid the double counting of those shares in the total beneficial ownership reported for all of the Joint Filing Parties, the total beneficial ownership of shares reported for all of the Joint Filing Parties is 418,294 less than the sum of the shares reported as beneficially owned by each of the Joint Filing Parties.

(19)The following is based on information reported in a Schedule 13D amendment filed with the SEC on March 23, 2007 by the Joint Filing Parties.

   On March 21, 2007, Riv Acquisition Holdings Inc. ("RAH"), a related party of the Joint Filing Parties, entered into an agreement with Triple Five Investco LLC and Dominion Financial LLC (collectively, the "T5 Parties") under which RAH is granted an option to purchase 1,147,550 shares of Common Stock held by the T5 Parties, effective upon our granting of approvals or waivers under Nevada's corporate takeover laws and the defensive provisions of our articles of incorporation (collectively, "Approvals") (which Approvals we have not granted). The term of the agreement is 90 days, subject to RAH's right to extend the term for up to three additional 30-day periods. The option will be nullified if RAH does not exercise it immediately upon the earliest of (i) our granting of the Approvals (if we grant them), (ii) the closing of a tender offer for the Common Stock by RAH or (iii) an acquisition of Common Stock by RAH or any of the Joint Filing Parties that results in RAH's and the Joint Filing Parties' collective holding of 20% or more of the outstanding Common Stock. During the term of the agreement, the T5 Parties are restricted from transferring their shares to anyone else and they must oppose any acquisition of control of the Company by anyone other than RAH or its affiliates. These 1,147,550 shares are included in the stock ownership of the T5 Parties and Syd Ghermezian in the table above.

                    INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

         We have not yet appointed our independent registered public accountant firm for the year ending December 31, 2007. We typically decide on this appointment in May of each fiscal year. Deloitte & Touche LLP served as our independent registered public accountant firm for the year ending December 31, 2006. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting. Those representatives will have the opportunity to make a statement if they so desire. They are expected to be available to respond to appropriate questions.

Audit Fees

         We were billed by our principal accountants, namely Deloitte & Touche LLP, the member firms of Deloitte Touche, Tohmatsu and their respective affiliates (collectively "Deloitte"), a total of $634,000 and $748,500 for fiscal years 2006 and 2005, respectively, for their audit of our annual consolidated financial statements, their review of our consolidated financial statements in our quarterly reports on Form 10-Q and Sarbanes-Oxley Act compliance. The 2006 amount includes $248,000 for audit of our annual consolidated financial statements and reviews of our quarterly reports on Form 10-Q, and $386,000 for Sarbanes-Oxley Act compliance and the 2005 amount includes $221,500 for audit of our annual consolidated financial statements and reviews of our quarterly reports on Form 10-Q, and $527,000 for Sarbanes-Oxley Act compliance.

Audit-Related Fees

          We were not billed by Deloitte in 2006 or 2005 for audit-related fees that are not reported above in "Audit Fees."

Tax Fees

         We were billed by Deloitte $124,374 and $0 in 2006 and 2005, respectively for tax advice or tax planning services.

All Other Fees

         We were not billed by Deloitte for other professional services in fiscal years 2006 or 2005.

Audit Committee's Pre-Approval of Engagement

         Our policy is that before we engage our independent public accountants annually to render audit or non-audit services, the engagement is reviewed and approved by our Audit Committee. All of our independent public accountants' services for which we paid audit fees or tax fees for 2005 or 2006, as described above, were within the scope of the engagement that our Audit Committee approved before we entered into the engagement.

                                  OTHER MATTERS

         We know of no other matters which are to be brought before the Annual Meeting. If any other matters are presented for proper action, it is the intention of the persons named in the proxy to vote in accordance with their discretion pursuant to the terms of the proxy.

                            PROPOSALS OF STOCKHOLDERS

         The rules of the SEC permit stockholders of a company, after timely notice to the company, to present proposals for stockholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by company action in accordance with the proxy rules. Stockholder proposals intended to be presented at our 2008 annual meeting of stockholders must be received at our executive offices in writing not later than December 21, 2007 to be eligible for inclusion in our proxy statement with respect to that meeting. Stockholders who intend to present a proposal at our 2008 annual meeting but who do not seek to have it included in our proxy statement must notify us of the proposal by not later than March 7, 2008. Otherwise, the proposal will be deemed untimely. These deadlines are based on a projected 2008 annual meeting date of May 13, 2008. All proposals should be submitted in writing to Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Corporate Secretary.

                            HOUSEHOLDING INFORMATION

         The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as "householding," is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While we do not utilize householding, some intermediaries may be "householding" our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple stockholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention:
Corporate Secretary or call us at (702) 794-9504. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our proxy statement and annual report in the future, you should contract your bank, broker or other nominee record holder.

                          RIVIERA HOLDINGS CORPORATION


                            By: William L. Westerman
                      President, Chief Executive Officer and
                       Chairman of the Board of Directors

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE.